UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 23, 2009

HAYNES INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33288	06-1185400
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1020 West Park Avenue Kokomo, Indiana		46904-9013
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (765) 456-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

At the annual meeting of stockholders held on February 23, 2009, the stockholders of Haynes International, Inc. (the “Company”) approved the adoption of the Haynes International, Inc. 2009 Restricted Stock Plan (the “RSP”) and the reservation of 400,000 shares of common stock for issuance thereunder.

The following summary of the RSP is qualified in its entirety by reference to the text of the RSP, a copy of which was included in the Company’s Proxy Statement filed with the Securities and Exchange Commission.

The RSP provides for the grant of restricted stock, each of which is referred to individually as an “Award.” Those who will be eligible for Awards under the RSP are executive officers or other members of senior management employed by the Company or any subsidiary, and non-employee directors of the Company.

400,000 shares of the Company’s common stock are reserved for issuance under the RSP. The shares may be authorized, but unissued, or reacquired common stock.  If a share of restricted stock is forfeited to the Company or withheld by the Company to satisfy the tax withholding obligations of the recipient, the forfeited or withheld shares will become available for future grant under the RSP.

The RSP is administered by the Compensation Committee. The Compensation Committee may establish and adopt resolutions, rules, and regulations consistent with the provisions of the RSP, and may also construe and interpret provisions of the RSP, as it deems appropriate. The Compensation Committee is also authorized to take such other action with regard to the RSP and Awards as it deems appropriate, including adopting and authorizing the Company to enter into Award Agreements. All actions of the Compensation Committee shall be final, conclusive, and binding. No member of the Compensation Committee or the Board of Directors will be liable for any action or determination made in good faith with respect to the RSP or any Award.

The granting and/or the vesting of Awards under the RSP may be made subject to the attainment of performance criteria determined by reference to goals pre-established by the Compensation Committee in its sole discretion, based on certain measures set forth in the RSP.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Haynes International, Inc.

Date: May 1, 2009	By:	/s/ Marcel Martin
Marcel Martin
Vice President, Finance and Chief Financial Officer